Matthew B. Hemington T: +1 650 843 5062 hemingtonmb@cooley.com	Exhibit 5.1

November 29, 2013

CymaBay Therapeutics, Inc.

3876 Bay Center Place

Hayward, CA 94545

Ladies and Gentlemen:

We have acted as counsel to CymaBay Therapeutics, Inc., a Delaware corporation (the “Company”), and you have requested our opinion, with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering a public offering by selling stockholders of up to 11,456,493 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (“Company Stock”), consisting of (a) 9,226,095 Shares currently outstanding (the “Outstanding Shares”), (b) 1,505,598 Shares issuable pursuant to warrants (the “Outstanding Warrants”) currently outstanding (the “Outstanding Warrant Shares”), (c) 604,000 Shares issuable pursuant to that certain Institutional Purchase Agreement (the “Purchase Agreement”) as described in the Company’s Form 8-K filed with the Securities and Exchange Commission on November 29, 2013 (the “Institutional Shares”), and (d) 120,800 Shares issuable to pursuant to warrants (the “Institutional Warrants”) to be issued pursuant to the Purchase Agreement (the “Institutional Warrant Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments, including the Purchase Agreement, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents (except the due authorization, execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the Delaware General Corporation Law. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We express no opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (1) the Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable; (2) the Outstanding Warrant Shares have been duly authorized and, when issued in accordance with the terms of the Outstanding Warrants, will be validly issued, fully paid and non-assessable; (3) the Institutional Shares have been duly authorized and, when issued in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable; and (4) the Institutional Warrant Shares have been duly authorized and, when issued in accordance with the terms Institutional Warrants (upon the issuance of the Institutional Warrants in accordance with the terms of the Purchase Agreement), will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington